Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No 333-208552) of WPX Energy, Inc.,

(2)	Registration Statement (Form S-8 No 333-204355) pertaining to the WPX Energy, Inc. 2013 Incentive Plan, as amended effective May 21, 2015,

(3)	Registration Statement (Form S-3 No 333-221301) of WPX Energy, Inc.,

(4)	Registration Statement (Form S-3 No 333-197905) of WPX Energy, Inc.,

(5)	Registration Statement (Form S-8 No 333-188767) pertaining to the WPX Energy, Inc. 2013 Incentive Plan, and

(6)
Registration Statement (Form S-8 No 333-178388) and the related post-effective amendment No. 1 pertaining to the WPX Energy, Inc. 2011 Incentive Plan and the WPX Energy, Inc. 2011 Employee Stock Purchase Plan

of our reports dated February 22, 2018, except for the effects of discontinued operations as discussed in Note 3 and Note 17, as to which the date is May 7, 2018, with respect to the consolidated financial statements and schedule of WPX Energy, Inc. and our report dated February 22, 2018, with respect to the effectiveness of internal control over financial reporting of WPX Energy, Inc., included in this Current Report on Form 8-K.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
May 7, 2018